EXHIBIT 99

                                                              sea containers ltd

                                                                    news release

                                             Contact: Patricia Harper
                                                      Sea Containers America Inc
                                                      212 / 302-5066


                                                      William W. Galvin
                                                      203 / 618-9800


SEA CONTAINERS EXTENDS EXCHANGE OFFER FOR 9-1/2% AND 10-1/2% SENIOR
NOTES DUE 2003

Hamilton, Bermuda, June 25, 2003 - Sea Containers Ltd. (NYSE: SCRA and SCRB, www.seacontainers.com), marine container lessor, passenger and freight transport operator, and leisure industry investor, today announced that it has extended the exchange offer for its outstanding 9-1/2% Senior Notes due 2003 and 10-1/2% Senior Notes due 2003, which commenced on May 28, 2003, until 5:00 p.m., New York City time, on Friday, June 27, 2003.

The date by which Notes may be tendered through the guaranteed delivery procedure described in the exchange offer materials will not be extended. Accordingly, certificates representing any Notes tendered pursuant to the guaranteed delivery procedure must be received by The Bank of New York, the exchange agent for the exchange offer, not later than 5:00 p.m., New York City time, on Monday, June 30, 2003.

As of 10:00 a.m. today, based on the information received from the exchange agent for the exchange offer, approximately $22 million aggregate principal amount of the Notes have been tendered for exchange.

Under the rules of the U.S. Securities and Exchange Commission, Sea Containers has filed exchange offer materials with the Commission and disseminated them to the holders of the Notes. These materials may be obtained by contacting Georgeson Shareholder Communications Inc., the information agent for the exchange offer, 17 State Street, New York, New York 10004. Banks and brokers call 1-212-440-9800; U.S. noteholders call toll free 1-866-324-5897; and foreign noteholders call collect +44-207-335-8700.

The exchange offer materials and other documents filed by Sea Containers with the U.S. Securities and Exchange Commission also are available at its public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Commission's website www.sec.gov. Investors are urged to read these materials and documents carefully.



                                     -ENDS-



 Sea Containers Ltd., 41 Cedar Avenue, P.O. Box HM 1179, Hamilton, Bermuda HMEX


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